As filed with the Securities and Exchange Commission on June 4, 2014

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	22-3192085
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

65 Hayden Avenue, Lexington, MA 02421

(Address of Principal Executive Offices) (Zip Code)

Cubist Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan

Cubist Pharmaceuticals, Inc. 2014 Omnibus Incentive Plan

(Full Title of the Plans)

MICHAEL W. BONNEY

Chief Executive Officer

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, Massachusetts 02421

(781) 860-8660

(Name, Address and Telephone Number of Agent For Service)

with copies to:

PAUL M. KINSELLA

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

(617) 951-7000 (phone)

(617) 951-7050 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
Cubist Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan (Common Stock, $0.001 par value)	2,000,000 shares	(2)	$66.70	$133,390,000.00	$17,180.63
Cubist Pharmaceuticals, Inc. 2014 Omnibus Incentive Plan (Common Stock, $0.001 par value)	5,307,734 shares	(2)	$66.70	$353,999,319.13	$45,595.11
Total:	7,307,734 shares			$487,389,319.13	$62,775.74

(1)           Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the common stock as reported on the NASDAQ Global Select Market on June 3, 2014, which were $67.44 and $65.95, respectively.

(2)           Pursuant to Rule 416(a) under the Securities Act, such additional number of shares of the common stock as may be issued upon a stock split, stock dividend or similar transaction.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by Cubist Pharmaceuticals, Inc. (the “Registrant” or “Cubist”) with the Securities and Exchange Commission (the “SEC”):

(a)                                 Our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 25, 2014;

(b)                                 Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed on May 2, 2014;

(c)                                  Our Current Reports on Form 8-K, filed on February 21, 2014, February 28, 2014, April 1, 2014, April 22, 2014 (solely with respect to Item 8.01), June 2, 2014 and June 4, 2014; and

(d)                                 The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 17, 1996, including any amendments or reports filed for the purpose of updating that description.

All documents filed after the date of this Registration Statement by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all shares of common stock offered hereunder have been sold or which deregisters all shares of common stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.  The Registrant’s certificate of incorporation and by-laws provide that it shall indemnify its directors and executive officers and may indemnify its employees, trustees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index immediately following the signature page.

Item 9.  Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf  by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on the 4th day of June, 2014.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Michael W. Bonney
Michael W. Bonney
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints each of Michael W. Bonney and Michael J. Tomsicek severally, acting alone and without the other, his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement on Form S-8 necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 4, 2014.

Signature	Title

/s/ Michael W. Bonney	Chief Executive Officer and Director
Michael W. Bonney	(Principal Executive Officer)

/s/ Michael J. Tomsicek	Senior Vice President and Chief Financial Officer
Michael J. Tomsicek	(Principal Financial Officer)

/s/ Kenneth M. Bate	Director
Kenneth M. Bate

/s/ Mark H. Corrigan	Director
Mark H. Corrigan

/s/ Jane E. Henney	Director
Jane E. Henney

/s/ Nancy J. Hutson	Director
Nancy J. Hutson

/s/ Alison Lawton	Director
Alison Lawton

/s/ Kenneth J. Martin	Director
Kenneth J. Martin

/s/ Leon Moulder, Jr.	Director
Leon Moulder, Jr.

/s/ Robert J. Perez	Director
Robert J. Perez

/s/ Martin H. Soeters	Director
Martin H. Soeters

EXHIBIT INDEX

Unless otherwise indicated, all references to previously filed Exhibits refer to Cubist’s SEC filings under File No. 000-21379.

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Cubist (Exhibit 3.1, Quarterly Report on Form 10-Q filed on November 12, 2013, File No. 001-36151).

3.2	Amended and Restated By-Laws of Cubist (Exhibit 3.2, Quarterly Report on Form 10-Q filed on August 6, 2013).

4.1	Specimen certificate for shares of Common Stock (Exhibit 4.1, Annual Report on Form 10-K filed on March 1, 2006).

4.2	Indenture, dated October 25, 2010, between Cubist and the Bank of New York Mellon Trust Company, N.A., as trustee (Exhibit 4.1, Current Report on Form 8-K filed on October 25, 2010).

4.3	Note, dated October 25, 2010 (Exhibit 4.5, Annual Report on Form 10-K filed on February 23, 2011).

4.4

Indenture, dated September 10, 2013, between Cubist and the Bank of New York Mellon Trust Company, N.A., as trustee, including the form of the 1.125% Convertible Senior Note due 2018 (Exhibit 4.1, Current Report on Form 8-K filed on September 10, 2013).

4.5

Indenture, dated September 10, 2013, between Cubist and the Bank of New York Mellon Trust Company, N.A., as trustee, including the form of the 1.875% Convertible Senior Note due 2020 (Exhibit 4.2, Current Report on Form 8-K filed on September 10, 2013).

5	Opinion of Ropes & Gray LLP with respect to the legality of the shares being registered.

23.1	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5).

23.2	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm.

24	Power of Attorney (included on the signature page to this registration statement).

99.1	2014 Employee Stock Purchase Plan (Appendix B, Definitive Proxy Statement on Form DEF 14A, filed on April 21, 2014, File No. 001-36151).

99.2	2014 Omnibus Incentive Plan (Appendix C, Definitive Proxy Statement on Form DEF 14A, filed on April 21, 2014, File No. 001-36151).